UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2023

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8030 El Rio Street

Houston, TX 77054

(Address of principal executive offices, including zip code)

(346) 355-4099

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Exclusive License Agreement

On April 3, 2023, Alaunos Therapeutics, Inc. (the “Company”) and Precigen, Inc. (“Precigen”) entered into the Amended and Restated Exclusive License Agreement (the “A&R Agreement”) which amended and restated in its entirety the original Exclusive License Agreement, dated October 5, 2018, as amended (the “Original Agreement”). Pursuant to the A&R Agreement, the Company and Precigen agreed to, among other things, the changes described below related to certain licenses, the Company’s diligence obligations and certain payment provisions.

TCR & Sleeping Beauty Licenses. In the Original Agreement, the Company was granted exclusive, worldwide rights to research and develop and commercialize T-cell receptor complex (“TCR”) products designed for neo-antigens or driver mutations for the treatment of cancer. The Company also had non-exclusive rights to non-driver mutation TCRs; with both the exclusive and non-exclusive TCR rights including the use of the non-viral Sleeping Beauty technology. The Company maintains these same rights in the A&R Agreement.

CAR and IL-12 Licenses. In the Original Agreement, Precigen also granted the Company exclusive, worldwide rights to research, develop and commercialize (i) products utilizing Precigen’s RheoSwitch® gene switch for the treatment of cancer (“IL-12 Products”) and (ii) chimeric antigen receptor (“CAR”) products directed to (A) CD19 for the treatment of cancer (“CD19 Products”), and (B) BCMA for the treatment of cancer. Under the A&R Agreement, all rights under the Original Agreement with respect to the IL-12 Products and CAR products are now held exclusively by Precigen.

Company Development Obligations: Pursuant to the Original Agreement, the Company was required to use its commercially reasonable efforts to develop and seek regulatory approval for the CD19 Products and IL-12 Products for which it had obtained licenses. Beginning in October 2020, the Company was also required to use commercially reasonable efforts to develop and seek regulatory approval for certain TCR products for which it had also obtained licenses. The A&R Agreement eliminates all of the Company’s obligations to develop or commercialize any products.

Payments Obligations. The Original Agreement provided that the Company would make milestone payments totaling up to an additional $52.5 million for each exclusively licensed program upon the initiation of later stage clinical trials and upon the approval of exclusively licensed products in various jurisdictions. In addition, the Company was required to pay Precigen tiered royalties ranging from low-single digit to high-single digit on the net sales derived from the sales of any approved IL-12 products and CAR products. The Company was also required to pay Precigen royalties ranging from low-single digit to mid-single digit on the net sales derived from the sales of any approved TCR products, up to a maximum royalty amount of $100.0 million in the aggregate as well as 20% of any sublicensing income received by the Company relating to the licensed products. Precigen was required to pay the Company royalties ranging from low-single digits to mid-single digits on the net sales derived from sales of Precigen’s CAR products, up to a maximum royalty amount of $100.0 million. Under the A&R Agreement, the Company no longer has any obligation to any make milestone or royalty payments to Precigen. Precigen’s royalty obligations to the Company have similarly been removed in the A&R Agreement.

The A&R Agreement reduced the Company’s annual license payment to Precigen from $100,000 to $75,000. The A&R Agreement modifies the term of the Original Agreement so that the license to patents granted to the Company will expire upon the expiration or abandonment of the last-to expire valid claim (the “Patent Term”) and not the later of such expiration or abandonment and 12 years following the first commercial sale. The exclusive license granted to the Company with respect to know-how will become non-exclusive following the Patent Term.

The foregoing summary of the A&R Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaunos Therapeutics, Inc.

Date. April 4, 2023	By:	/s/ Melinda Lackey
	Name:	Melinda Lackey
	Title:	Senior Vice President, Legal and Administration